Exhibit 23.1

Board of Directors
Texen Oil & Gas, Inc.
Houston, Texas

INDEPENDENT AUDITORS' CONSENT

As independent public accountants, we consent to the incorporation of our audit report dated November 4, 2004, on the financial statements of TexEn Oil & Gas, Inc. as of June 30, 2004 included in this Form 10-KSB, and into the Company's previously filed Form S-8 Registration Statements No. 333-104482.

Williams & Webster, P.S.
Spokane, Washington
November 5, 2004